                                                                                                    NEWS RELEASE

To:  Daily Papers, Trade Press          For: Immediate                Company Contacts:
    Financial and Security Analysts     Release                    Financial: Lee Ahlstrom     713-624-9548
           Media: James Bartlett          713-624-9354
Burlington Resources Web site: www.br-inc.com                                          BR0605

BURLINGTON RESOURCES STOCKHOLDERS APPROVE MERGER WITH CONOCOPHILLIPS

Houston, Texas, March 30, 2006 — Burlington Resources (NYSE: BR) today announced that the proposed merger with ConocoPhillips (NYSE: COP) was approved at the special meeting of stockholders held today in Houston, Texas. The merger is expected to close tomorrow, March 31, 2006.

The company said that, based upon the preliminary tally of shares voted, approximately 280 million shares, or more than 74 percent of the total shares outstanding as of the record date for the special meeting, were voted in favor of the merger. Of the shares voted, more than 98 percent were voted in favor of the merger. Approval of the merger required the affirmative vote of a majority of the shares outstanding as of the record date for the special meeting, February 24, 2006. As of the record date, Burlington Resources had 375,620,120 shares of stock outstanding.

Under the terms of the merger agreement, Burlington Resources stockholders will receive $46.50 in cash and 0.7214 shares of ConocoPhillips stock for each share of Burlington Resources stock.

“While this merger marks the end of Burlington Resources as an independent company, our legacy of disciplined, focused development of North American natural gas will continue as part of ConocoPhillips, one of our country’s most respected integrated oil and gas companies,” said Bobby Shackouls, Burlington’s chairman, president and chief executive officer.

Burlington Resources ranks among the world's largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.